Exhibit 10.1

AMENDMENT NO. 2 TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of September 14, 2026, to the Investment Management Trust Agreement (as defined below) is made by and between YHN Acquisition I Limited (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated September 17, 2024, as amended by an Amendment No. 1 dated December 8, 2025 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, at a Shareholders Meeting of the Company held on September 14, 2026, the Company’s shareholders approved a proposal to further amend the Trust Agreement to provide the Company the right to extend the date on which to commence liquidating the Trust Account three (3) times for an additional three (3) months each time from September 19, 2026 to June 19, 2027 by depositing into the trust account an aggregate amount of $100,000 for each three-month extension.

NOW THEREFORE, IT IS AGREED:

1.	Preamble. The WHEREAS clause added by Amendment No. 1 to the Trust Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, if a Business Combination is not consummated by September 19, 2026, the Company’s insiders or their affiliates or designees may extend such period by three times for three-month periods each time, up to a maximum of 33 months in the aggregate following the closing of the IPO, by depositing $100,000 into the Trust Account (as defined below) no later than the 24 month anniversary of the IPO for the first Extension, the 27 month anniversary of the IPO for the second Extension, or the 30 month anniversary of the IPO for the third Extension (each, an “Applicable Deadline”), as applicable, for each three-month extension (each, an “Extension”);”

2.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or Chairman of the board of directors of the Company (the “Board”) and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Lucid Capital Markets, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the   24-month anniversary after the closing of the IPO (“Closing”) or, in the event that the Company has validly extended the time to complete the Business Combination for up to 33 months from the closing of the IPO, pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, but has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.”

3.	Exhibit G is hereby amended and restated in its entirety as follows::

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EXHIBIT G

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

Re: Trust Account - Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(n) of the Investment Management Trust Agreement between YHN Acquisition I Limited (“Company”) and Continental Stock Transfer & Trust Company, dated as of September 17, 2024 (“Trust Agreement”), as amended, this is to advise you that the Company is extending the time available in order to consummate a Business Combination for an additional three (3) months, from _______ to _________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $100,000, which will be wired to you, into the Trust Account investments upon receipt.

This is the _____ of up to six Extension Letters.

Very truly yours, YHN ACQUISITION I LIMITED By : ________________________ Name: Title:

cc:       Lucid Capital Markets, LLC

4.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

5.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

6.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

7.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

YHN ACQUISITION I LIMITED

By:	/s/ Poon Man Ka, Christy
Name:	Poon Man Ka, Christy
Title:	Chief Executive Officer

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